Exhibit 99.1

[Horace Mann Educators Corporation logo]

Horace Mann Board of Directors Announces Retirement

of CEO Louis Lower

CFO Peter Heckman Named CEO

SPRINGFIELD, Ill., Oct 6, 2010 — The Board of Directors of Horace Mann Educators Corporation (NYSE: HMN) today announced the retirement of President and Chief Executive Officer Louis Lower and accepted his resignation from his positions with the company, including his seat on the Board, effective immediately.

Lower had been placed on a leave of absence by the Board on September 9, 2010, following his sentencing in Florida on a misdemeanor charge of driving under the influence (DUI) with property damage or personal injury. The Board said that it concluded its investigation of all the facts and, with Lower’s retirement and resignations, has ended its consideration of any further disciplinary action in the matter. “During his 10 years as CEO of Horace Mann, Mr. Lower made many valuable contributions to the community and the company, one of which was the recruitment and development of an excellent management team that is fully capable of taking the company forward,” said Gabriel Shaheen, Chairman of the Board of Horace Mann Educators Corporation.

The Board appointed Chief Financial Officer, Peter Heckman, who had been serving as the interim CEO since September 9, as the new President and CEO and elected him to the Board. “Peter Heckman is the right person to lead this Company,” said Shaheen. “He has played a major role in the leadership of Horace Mann since 2000 and knows our operations, our strategies and our people better than anyone else. Our company remains strong and is well focused on achieving our goals,” added Shaheen.

“Horace Mann is a great company, with clear direction and committed employees and agents,” said Peter Heckman, President and CEO. “I’m confident that we have the right strategies and an experienced management team in place to execute those strategies.”

In a related action, the company announced that Dwayne Hallman, Senior Vice President, Finance, was appointed Chief Financial Officer. Hallman joined Horace Mann in his current position in 2003 and has over 25 years experience in the insurance industry.

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

Investor Contact: Todd D. Nelson, Vice President-Finance of Horace Mann Educators Corporation, +1-217-788-5738

Media Contact: Richard Madden, Vice President-Communications of Horace Mann Educators Corporation, +1-217-788-5700

Peter Heckman

Peter Heckman, 65, is President and Chief Executive Officer of Horace Mann Educators Corporation. Heckman joined Horace Mann in 2000. He began his insurance career at Allstate Insurance Company in 1972 where he held a variety of financial management, strategic planning and marketing positions. His most recent position was as Vice President, Finance and Planning, of Allstate Life Insurance Company. Heckman earned bachelor’s and master’s degrees in business administration from Northwestern University.

Dwayne Hallman

Dwayne Hallman, 48, joined Horace Mann in January 2003 as Senior Vice President, Finance. From September 2000 to December 2002, he served as the Chief Financial Officer of Acceptance Insurance Companies, where he was responsible for financial reporting, investor relations, the treasury and investment management functions and property-casualty operations. From July 1995 to August 2000, he served as Vice President, Finance and Treasurer at Highlands Insurance Group. He served as Vice President and Controller of Ranger Insurance Company from 1988 to 1995. From 1984 to 1988, Hallman was associated with KPMG Peat Marwick, specializing in its insurance industry practice.

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